Scottish Re Completes $2 Billion Regulation XXX Reserve Financing

HAMILTON, Bermuda--(BUSINESS WIRE)--Dec. 23, 2005--Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, announced today that it completed two transactions that together provide approximately $2 billion in collateral to fund certain statutory reserves associated with level-premium term life insurance policies (commonly referred to as Regulation XXX reserves) that were assumed by Scottish Re in connection with its acquisition of ING Re's individual life reinsurance business.

"We are pleased to announce that within one year from the date Scottish Re acquired ING Re's individual life reinsurance business, we have succeeded in locking in long-term, cost-effective financing for approximately forty percent of the Triple-X reserves associated with that block," said Scott E. Willkomm, President and Chief Executive Officer of Scottish Re Group Limited.

One of these transactions is a 20-year collateral finance facility with HSBC Bank USA that provides approximately $1 billion of Triple-X collateral support. The structure is an enhanced version of the original Scottish Re/HSBC collateral finance facility that was completed in 2004. The second transaction is a long-term reinsurance facility with a third party reinsurer that provides up to $1 billion of Triple-X collateral support. Amounts used under both facilities will be reflected as liabilities under the caption "Collateral finance facility liabilities" on Scottish Re's consolidated financial statements.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist and issuer of customized life-insurance based wealth management products for high net worth individuals and families. Scottish Re Group Limited has operating units in Bermuda, the Cayman Islands, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (US), Inc. which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation Limited which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re can be obtained from its Web site, http://www.scottishre.com.

    CONTACT: Scottish Re Group Limited, Hamilton
             Michael Baumstein, 441-298-4394
             michael.baumstein@scottishre.com

    SOURCE: Scottish Re Group Limited